                                                       EXHIBIT 4.5


                                CITICASTERS INC.


                                      AND


                SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION,
                                    TRUSTEE



                          ___________________________


                          FIRST SUPPLEMENTAL INDENTURE

                           DATED AS OF AUGUST__, 1994

                          ___________________________



                                  $250,000,000
                                PRINCIPAL AMOUNT



             9-3/4% SENIOR SUBORDINATED NOTES DUE FEBRUARY 15, 2004


Amending the Indenture dated as of February 18, 1994 between Great American Communications Company (now known as Citicasters Inc.) and Shawmut Bank Connecticut, National Association, as Trustee, with respect to the 9-3/4% Senior Subordinated Notes Due February 15, 2004.

         FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as
of August   , 1994, between Citicasters Inc., a Florida corporation (formerly known as Great American Communications Company) (hereinafter referred to as the "Company"), and Shawmut Bank Connecticut, National Association, a national banking association, as Trustee (the "Trustee"), with respect to the 9-3/4% Senior Subordinated Notes Due February 15, 2004 issued by the Company (the "Notes").


                                    RECITALS

         WHEREAS, the Company and Trustee are parties to an Indenture dated as of February 18, 1994 (the "Indenture") pursuant to which the Company has issued Two Hundred Million and 00/100 Dollars ($200,000,000) principal amount of Series A Notes, all of which such Series A Notes are outstanding as of the date hereof. None of such Series A Notes are owned by the Company or its Affiliates as of the date hereof; and

         WHEREAS, Section 9.2 of the Indenture provides, among other things, that the Company may, with the consent of the holders of at least a majority of the Notes outstanding, amend the Indenture; and

         WHEREAS, the Company has obtained consents from the holders of all Notes outstanding under the Indenture to amend the Indenture as set forth herein provided that such amendments shall not be effective until the conditions set forth in the Section 2.1 hereof are satisfied; and

         WHEREAS, the Board of Directors of the Company has authorized the execution and delivery of this Supplemental Indenture.

         NOW, THEREFORE, each party hereto for the equal and proportionate benefit of the other party hereto and the Holders, are executing and delivering this Supplemental Indenture and hereby agree as follows:


                                   ARTICLE 1

                             AMENDMENT TO INDENTURE

         Section 1.1. The following definitions contained in Section 1.1 of the Indenture are hereby amended in their entirety to provide as follows:

                          "Bank Agent Consent" means, with respect to any Asset
                 Sale Payment (as defined in Section 4.13), the written consent of the Representative or Representatives of holders of at least a majority in outstanding principal amount of Indebtedness outstanding under the Bank Credit Agreements (including unused commitments which, if funded, would constitute Designated Senior Debt) delivered by such Representative or Representatives to the Company, with a copy to the Trustee, prior to such Asset Sale Payment, pursuant to which such Representative or Representatives consent to such Asset Sale Payment and, consequently, the related permanent reduction (in the amount of such Asset Sale Payment) of the amount of Designated Senior Debt available to be Incurred pursuant to Section 4.7(c)(i). As of the Issue Date, The First National Bank of Boston would be the Representative entitled to give the Bank Agent Consent.

                          "Bank Credit Agreements" means (i) the Loan
                 Agreement, dated as of August 20, 1993, and amended and restated as of November 30, 1993, among the Company, Citicasters Co. (formerly known as Great American Broadcasting Company), Continental Bank, N.A., and The First National Bank of Boston, as managing agents, and the lenders party thereto (such Loan Agreement shall be referred to herein as the "1993 Credit Agreement"), (ii) the loan documents relating to a $25,000,000 Senior Secured Seven-Year Revolving Credit and a $125,000,000 Senior Secured Seven-Year Reducing Revolver under which Citicasters Co. is the borrower, Citicasters Corp. and the Company are Guarantors, The First National Bank of Boston is the Administrative Agent and Continental Bank, N.A. is the Collateral Agent (such facilities shall be referred to herein as the "New Bank Credit Facility"), (iii) each instrument pursuant to which Obligations under the Bank Credit Agreements described in (i) and (ii) above, or any subsequent Bank Credit Agreements, are amended, deferred, extended, renewed, replaced, refunded or refinanced, in whole or in part, and
                 (iv) each instrument now or hereafter evidencing, governing, guarantying or securing any Indebtedness under any Bank Credit Agreements, in each case, as modified, amended, restated or supplemented from time to time.

                          "Designated Senior Debt" means: (a) up to an
                 aggregate maximum of $150,000,000 principal amount of any combination of (i) Indebtedness outstanding under the Bank Credit Agreements and (ii) Senior Indebtedness (without duplication with clause (i) above), outstanding at any one time; provided, however, that such maximum amount shall be decreased by (A) the aggregate amount of Asset Sale Payments made by the Company, PROVIDED that a reduction described in this clause (A) that would otherwise be caused by a particular Asset Sale Payment will not be effective without a Bank Agent Consent with respect to such Asset Sale Payment if the effect of such reduction would be to reduce the amount of Designated Senior Debt available to be Incurred pursuant to Section 4.7(c)(i) to an amount lower than the amount of Indebtedness outstanding under the Bank Credit Agreements as of the applicable Determination Time (including unused commitments which the Bank Lenders are unconditionally obligated to fund at the Determination Time and which, if funded, would constitute Designated Senior Debt) and (B) the aggregate amount of Excess Proceeds from Asset Sales applied to permanently reduce Designated Senior Debt pursuant to Sections 4.13(b) and 4.13(c); and (b) any interest, penalties, fees, indemnifications, reimbursements, damages





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
                 and other similar charges (including, but not limited to, all fees and expenses of counsel and all other charges, fees and expenses) payable under the Bank Credit Agreements.

                          "Interest Differential" means, with respect to any
                 Insolvency or Liquidation Proceeding involving the Company, the difference between the rate of interest on the Notes and the rate of interest on the Indebtedness outstanding under the Bank Credit Agreements immediately prior to the commencement of such Insolvency or Liquidation Proceeding, excluding in each case any increase in the rate of interest resulting from any default or event of default.

                          "Reorganization Securities" means, with respect to
                 any Insolvency or Liquidation Proceeding involving the Company, Capital Stock or other securities of the Company as reorganized or readjusted (or Capital Stock or any other securities of any other Person (other than a Subsidiary of the Company, unless the Company is no longer in existence and such Subsidiary is the Surviving Person)), provided for by a plan of reorganization or readjustment and the payment of all of which Capital Stock or other securities is subordinated, at least to the same extent as the Notes, to the payment of all outstanding Senior Indebtedness after giving effect to such plan of reorganization or readjustment; PROVIDED, HOWEVER, that , (i) if Capital Stock, such securities shall have no mandatory repurchase, redemption, prepayment, sinking fund, or dividend obligations prior to six months following the final scheduled maturity date of all Senior Indebtedness (as modified by such plan of reorganization or readjustment) and
                 (ii) if debt securities: (A) such securities shall not provide for amortization (including sinking fund and mandatory redemption, repurchase, retirement, defeasance or prepayment provisions) commencing prior to six months following the final scheduled maturity of all Senior Indebtedness of the Company (as modified by such plan of reorganization or readjustment);
                 (B) if the rate of interest on such securities is fixed, such rate of interest shall not exceed the greater of (1) the rate of interest on the Notes and (2) the sum of the rate of interest on the Indebtedness outstanding under the Bank Credit Agreements on the effective date of such plan of reorganization or readjustment and the Interest Differential;
                 (C) if the rate of interest on such securities floats, such rate of interest shall not exceed at any time the sum of the interest rate on the Indebtedness outstanding under the Bank Credit Agreements at such time and the Interest Differential;
                 (D) such securities shall not have covenants or default provisions materially more burdensome to the Company than those in effect with respect to the Notes on the Issue Date; and (E) no Subsidiary of the Company (or the Surviving Person, if other than the Company) has any obligation, direct or indirect, to make, grant or Incur any Lien securing any payment or distribution of any kind in respect of any Reorganization Securities.





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                          "Senior Indebtedness" means and includes all
                 principal of, premium and interest (including Post-Petition Interest) on and other Obligations with respect to (i) Indebtedness outstanding under the Bank Credit Agreements and
                 (ii) any other Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter Incurred, other than the Notes; PROVIDED, HOWEVER, that the following shall not constitute Senior Indebtedness: (A) any Indebtedness which by the terms of the instrument creating or evidencing the same is PARI PASSU, subordinated or junior in right of payment to the Notes in any respect, (B) that portion of any Indebtedness Incurred in violation of this Indenture, (C) any Preferred Stock, or
                 (D) any Indebtedness of the Company (other than Indebtedness outstanding under the Bank Credit Agreements which qualifies as Designated Senior Debt) which is subordinated to or junior in right of payment in any respect to any other Indebtedness of the Company. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest (including Post-Petition Interest) and all other Obligations of every nature of the Company and its Subsidiaries from time to time in respect of Indebtedness outstanding under the Bank Credit Agreements which qualifies as Designated Senior Debt; PROVIDED, HOWEVER, that any Indebtedness under any refinancing, refunding or replacement of the Indebtedness outstanding under the Bank Credit Agreements shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company (other than Indebtedness outstanding under the Bank Credit Agreements). Notwithstanding the foregoing, "Senior Indebtedness" shall not include (1) Indebtedness evidenced by the Notes, (2) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (3) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (4) Indebtedness of the Company to the extent such liability constitutes Indebtedness to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries, (5) Indebtedness for the purchase of goods or materials in the ordinary course of business or (6) Indebtedness owed by the Company for compensation to employees or for services.

         Section 1.2.  The following definitions are hereby added to Section
1.1 of the Indenture:

                          "New World Station Sale" means Asset Sales involving
                 the sale of four television stations currently owned by the Company or its Subsidiaries located in Phoenix, Arizona, Birmingham, Alabama, Kansas City, Missouri and Greensboro/High Point, North Carolina pursuant to the terms of that certain Asset Purchase Agreement dated as of May 4, 1994 between Citicasters Co. (formerly known as Great American Television and Radio Company, Inc.) and New World Communications Group Incorporated as the same is in effect on





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
                 the date that this Supplemental Indenture is executed or as the same may be amended or modified; provided that such amendment or modification does not decrease the consideration payable to the Company or have a materially adverse effect on the Holders.

                        "Other Television Station Sales" means Asset Sales
                 involving the sale at any time and from time to time of two television stations owned by the Company or its Subsidiaries in Tampa, Florida and Cincinnati, Ohio.

                        "Permitted Television Station Sales" means the New
                 World Station Sales and the Other Television Station Sale.

         Section 1.3. The definitions of "Senior Bank Debt", and "WGHP Notes" shall be deleted from Section 1.1 of the Indenture in their entirety.

         Section 1.4. The second paragraph of Section 3.1 of the Indenture is hereby amended and restated in its entirety as follows:

                        "If the Company is required to redeem or offer to
                 purchase Notes pursuant to Section 4.12 or 4.13, it shall furnish to the Trustee, at least 5 Business Days before notice of the Offer is to be mailed to Holders, an Officers' Certificate setting forth that the redemption or Offer is being made pursuant to Section 4.12 or 4.13, as the case may be, the Purchase Date, the principal amount of Notes to be redeemed or the maximum principal amount of Notes the Company is offering to purchase pursuant to the Offer, as the case may be, the purchase or redemption price for such Notes, and the amount of accrued and unpaid interest on such Notes as of the Purchase Date."

         Section 1.5. Section 3.7 of the Indenture is hereby amended and restated in its entirety as follows:

                 Section 3.7.  Optional Redemption.
                               -------------------
                                  (a)      Except as otherwise provided (i) in
                 this Section 3.7 and (ii) in Section 4.13(b) with respect to the New World Station Sale, the Notes may not be redeemed at the option of the Company prior to February 15, 1999. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the Redemption Prices (expressed as percentages of the principal amount of the Notes) set forth below, plus any accrued and unpaid interest to the Redemption Date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:





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                          YEAR                           PERCENTAGE
                          ----                           ----------

                          1999                             104.875%
                          2000                             103.250%
                          2001                             101.625%
                          2002 and thereafter              100.000%

                          Notwithstanding the foregoing, up to 25% in aggregate
                 principal amount of Notes originally issued under this Indenture will be redeemable from time to time prior to December 31, 1996, at the option of the Company, from the Net Proceeds of one or more Public Offerings of the Company at a Redemption Price equal to 108.75% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that any such redemption shall be permitted only if and to the extent that, after giving effect thereto and to any simultaneous redemptions pursuant to Section 3.7(b) or Section 3.7(c), at least $75,000,000 in principal amount of Initial Notes will remain outstanding.

                                  (b)      Prior to February 15, 1999, the
                 Notes will be subject to redemption (a "Change of Control Redemption") at the option of the Company, in whole or in part, at any time within 180 days after the later of (i) a Change of Control Trigger Date, and (ii) the completion of an Offer made as a result of a Change of Control, at a redemption price equal to the sum of (A) the principal amount thereof, plus (B) accrued and unpaid interest to the redemption date, plus (C) the Applicable Premium; PROVIDED, HOWEVER, that a Change of Control Redemption shall be permitted only if and to the extent that, after giving effect thereto and to any simultaneous redemptions pursuant to the last sentence of
                 Section 3.7(a) or Section 3.7(c), at least $75,000,000 in principal amount of Initial Notes will remain outstanding, unless such Change of Control Redemption is for all outstanding Notes.

                                  (c) Prior to December 31, 1996 the Notes will be subject to redemption (an "Asset Sale Redemption") at the option of the Company, in whole or in part, following an Asset Sale, other than a Permitted Television Station Sale, in connection with an Asset Sale Payment; provided that an Asset Sale Redemption may be made by the Company only if, and to the extent that, each of the following conditions is satisfied;
                 (i) only two Asset Sale Redemptions will be permitted under this Indenture; (ii) the maximum aggregate principal amount of Notes to be redeemed pursuant to an Asset Sale Redemption will be limited to that amount which is necessary to make the ratio set forth in Section 4.13(e), given the amount of the proposed Asset Sale Payment, equal to (but not more or less than) 4.5:1; and (iii) after giving effect to the proposed Asset Sale Redemption and to any simultaneous redemptions pursuant to the last sentence of Section 3.7(a) or Section 3.7(b), at least $75,000,000 in principal amount of Initial Notes will remain





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
                 outstanding. In the event of an Asset Sale Redemption, the Notes will be redeemable at the Redemption Prices (expressed as percentages of the principal amount of the Notes) set forth below, plus any accrued and unpaid interest to the date of redemption, if redeemed during the periods indicated below.

                        PERIOD                                  PERCENTAGE
                        ------                                  ----------

                        February 15, 1994 to July 31, 1994         102.00%
                        August 1, 1994 to February 14, 1995        103.00%
                        February 15, 1995 to December 31, 1996     108.75%

                 Section 1.6. Subsections (b), (c) (d) and (e) of Section 4.13 of the Indenture are hereby deleted and replaced in their entirety with subsections (b), (c), (d), (e) and (f) as follows:

                                  (b)      The Company shall use the Excess
                 Proceeds from New World Station Sales (i) first to repay amounts outstanding under the 1993 Credit Agreement that is a part of the Bank Credit Agreements and the WGHP Notes and (ii) then to redeem $75,000,000 principal amount of Notes at a redemption price of $976.75 per $1,000 principal amount, plus accrued and unpaid interest through the date of redemption. The mandatory redemption of Notes described in the foregoing clause (ii) shall be made in accordance with the applicable provisions of Article 3 hereof and the Redemption Date with respect to the full $75,000,000 principal amount of Notes to be redeemed shall be no later than the 15th day after the date on which an aggregate of $230,000,000 of Excess Proceeds (calculated for purposes of this Section 4.13(b) without regard to the deduction described in clause (iv) of the definition of "Excess Proceeds") from the New World Station Sales have been received by the Company, it being understood that the Company may Incur Indebtedness under the New Bank Credit Facility in an amount up to $75,000,000 to fund such redemption so long as the total amount of Designated Senior Debt outstanding after giving effect to such redemption and any related transactions does not exceed $150,000,000. Following the application of the New World Station Sale Excess Proceeds as set forth above, any additional Excess Proceeds from any New World Station Sale may be used to further reduce Senior Indebtedness, to make Related Business Investments or Capital Expenditures on one or more of the Company's or its Subsidiaries' Broadcasting Stations, to acquire one or more Broadcasting Stations, or to make a Television Station Sale Payment as permitted by Section 4.13(d). The Company shall use the Excess Proceeds from the Other Television Station Sales to reduce Designated Senior Debt, either permanently or temporarily, to make Related Business Investments or Capital Expenditures on one or more of the Company's or its Subsidiaries' Broadcasting Stations, to acquire one or more Broadcasting Stations or, to make a Television Station Sale Payment as permitted by Section 4.13(d) hereof.





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
                          (c) Immediately following receipt by the Company of Excess Proceeds from an Asset Sale, other than a Permitted Television Station Sale, the Company may use such Excess Proceeds to temporarily reduce Designated Senior Debt. Within 360 days following the Company's receipt of such Excess Proceeds, such Excess Proceeds may (i) be applied to permanently reduce Designated Senior Debt, (ii) be used to enter into a contract to make Related Business Investments or Capital Expenditures on one or more of the Company's or its Subsidiaries' Broadcasting Stations or to enter into a contract to acquire one or more Broadcasting Stations, or
                 (iii) be used to make a payment permitted by Section 4.13(e), which payment shall be counted as a permanent reduction of the amount of Designated Senior Debt available to be Incurred pursuant to Section 4.7(c)(i). Any Excess Proceeds from an Asset Sale not applied or invested within 360 days as provided in clauses (i), (ii) or (iii) hereof will be deemed to constitute "Available Proceeds" and shall be applied as provided in Section 4.13(f) unless the Company gives notice to the Trustee within 10 days following such 360 day period that Excess Proceeds previously used to temporarily reduce Designated Senior Debt will be applied to permanently reduce Designated Senior Debt in which case such Excess Proceeds shall not constitute Available Proceeds.

                                  (d)      The Company may use up to
                 $40,000,000 of the Excess Proceeds from the New World Station Sales, following application of such Excess Proceeds as set forth in Section 4.13(b), and up to the lesser of 25% of Excess Proceeds or $40,000,000 from any Other Television Station Sale to pay dividends on the Company's Capital Stock or redeem, repurchase or retire shares of the Company's Capital Stock or warrants, rights or options to purchase or acquire shares of the Company's Capital Stock (any such dividend, redemption, repurchase or retirement out of Excess Proceeds from any Permitted Television Station Sales is herein referred to as a "Television Station Sale Payment"), subject to the conditions and limitations set forth in this Section 4.13(d). A Television Station Sale Payment may be made by the Company only if, and to the extent that, each of the following conditions is satisfied as of the time of the proposed Television Station Sale Payment: (i) the Company shall have obtained a Bank Agent Consent if required; and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such sale or as a consequence of such Television Station Sale Payment.

                                  (e) The Company may use a portion of the Excess Proceeds from any Asset Sale which is not a Permitted Television Station Sale to pay dividends on the Company's Capital Stock or redeem, repurchase or retire shares of the Company's Capital Stock or warrants, rights or options to purchase or acquire shares of the Company's Capital Stock (any such dividend, redemption, repurchase or retirement out of Excess Proceeds from a single Asset Sale herein referred to as an "Asset Sale Payment"), subject to the conditions and limitations set forth in this Section 4.13(e). An Asset Sale





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
                 Payment may be made by the Company only if, and to the extent that, each of the following conditions is satisfied as of the time of the proposed Asset Sale Payment (the "Determination Time"): (i) the Company shall have obtained a Bank Agent Consent if required; (ii) such Asset Sale Payment (as well as all prior Asset Sale Payments, if any) shall be counted as a permanent reduction of the amount of Designated Senior Debt available to be Incurred pursuant to Section 4.7(c)(i); (iii) the Determination Time occurs on or prior to December 31, 1996; (iv) only two Asset Sale Payments will be permitted under this Indenture; (v) no Default or Event of Default shall have occurred and be continuing at the Determination Time or as a consequence of such Asset Sale Payment; and (vi) after giving effect to (A) the application of any Excess Proceeds from the applicable Asset Sale in accordance with clauses (i) and (ii) of Section 4.13(c) prior to the Determination Time,
                 (B) any Asset Sale Redemption of Notes pursuant to Section 3.7(c) out of any Excess Proceeds from the applicable Asset Sale, (C) any Asset Sale Payment out of any Excess Proceeds from the applicable Asset Sale and (D) the payment of the maximum amount of Television Station Sale Payments which the Company may make pursuant to Section 4.13(d) regardless of whether any Permitted Television Station Sales have in fact been made as of the Determination Time, the ratio set forth below is equal to (but not more or less than) 4.5:1.

                                      D-X

                           _________________________

                            OCF + [(.065) (REP-X-Y)]

                 where:

                 D = the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the Determination Time, without giving effect to the Asset Sale Redemption (if any) represented by "X" in the formula.

                 X = the principal amount of Notes (if any) to be redeemed in an Asset Sale Redemption pursuant to Section 3.7(c) out of Excess Proceeds from the applicable Asset Sale in order to satisfy the conditions set forth in this Section 4.13(c).

                 OCF = the Operating Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to the Determination Time, determined on a pro forma basis after giving effect to (i) the applicable Asset Sale and any other Asset Sales consummated during such four- quarter period as if they had occurred at the





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
                                  beginning of such four-quarter period and
                                  (ii) all acquisitions or other dispositions
                                  (whether by merger, consolidation, purchase or sale of securities or assets or otherwise) of any business or assets, made by the Company and its Subsidiaries from the beginning of such four-quarter period through the Determination Time as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

                 REP = the total amount of Excess Proceeds from the applicable Asset Sale remaining after deducting therefrom all portions thereof applied prior to the Determination Time pursuant to this Section 4.13, but without giving effect to the Asset Sale Redemption (if any) represented by "X" in the formula or to the Asset Sale Payment represented by "Y" in the formula.

                 Y = the amount of the proposed Asset Sale Payment to be made at the Determination Time pursuant to this Section 4.13(d).

                                  (f)      As soon as practicable, but in no
                 event later than 10 Business Days after any date (an "Asset Sale Trigger Date") that the aggregate amount of Available Proceeds exceeds $15,000,000, the Company shall, if and to the extent permitted by the agreements governing any Senior Indebtedness of the Company, subject to the provisions of
                 Article 10, commence an offer to purchase the maximum principal amount of Notes that may be purchased out of such Available Proceeds, at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Offer shall be effected in accordance with Section 3.8 and Article 3 (to the extent applicable) and the provisions of this Section 4.13. To the extent that any Available Proceeds remain after completion of an Offer, the Company may use the remaining amount for any purpose permitted by this Indenture, but not, unless otherwise permitted by Section 4.5, to offer to repurchase or otherwise redeem, repurchase, retire or acquire for value any Pari Passu Indebtedness or Subordinated Indebtedness. In the event that the Company is prohibited under the terms of any agreement governing outstanding Senior Indebtedness of the Company from repurchasing Notes with Available Proceeds pursuant to an Offer as required by the first sentence of this Section 4.13(f), the Company shall promptly use all Available Proceeds to permanently reduce outstanding Senior Indebtedness of the Company.

                                  (g)      If, at any time, any funds are
                 received by or for the account of the Company or any of its Subsidiaries upon the sale, conversion, collection or other liquidation of any non-cash consideration received in respect of an Asset Sale other than the Permitted Television Station Sales, such funds shall, when received, constitute Excess Proceeds and shall, within 360





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
                 days after the receipt of such funds, be applied as provided in this Section 4.13.

         Section 1.7. Section 4.9(iv)(C) is hereby deleted and replaced in its entirety as follows:

                          "(C)    the Indebtedness secured by such Liens is not
                 subordinated to or junior in right of payment in respect to any other Indebtedness of such Subsidiary other than Indebtedness outstanding under the Bank Credit Agreements which qualifies as Designated Senior Debt."

         Section 1.8. Section 9.7 of the Indenture is hereby deleted and replaced in its entirety as follows:

                 "Section 9.7     Amendments Requiring Consent of Holders of
                                  ------------------------------------------
                                  Senior Indebtedness
                                  -------------------
                          So long as any Obligations with respect to any
                 Indebtedness under any Bank Credit Agreements remain unpaid, no amendment or modification to Article 10, this Section 9.7 or Section 11.15 may be made to this Indenture without the consent of the holders of at least 66-2/3% of the outstanding Indebtedness under the Bank Credit Agreements (and, to the extent that there are unused commitments under the Bank Credit Agreements, such unused commitments).

                                   ARTICLE 2

                                 MISCELLANEOUS

         Section 2.1. CONDITIONS TO EFFECTIVENESS. Irrespective of the date on which this Supplemental Indenture is executed and delivered by the parties hereto, effectiveness of this Supplemental Indenture shall be conditioned upon
(a) the repayment of all amounts outstanding under and the termination of the 1993 Credit Agreement; (b) the repayment of the WGHP Debt; (c) the redemption of $75,000,000 principal amount of Notes in accordance with Section 4.13(b) of the Indenture as amended by this Supplemental Indenture; and (d) the total outstanding principal amount of Designated Senior Debt not exceeding $150,000,000.

         Section 2.3 EXHIBITS AND FORM OF NOTE. As of the effectiveness of this Supplemental Indenture, Exhibits A and B of the Indenture shall be deleted in their entirety and replaced with a revised Form of Series A Note and Form of Series B Note, which revised exhibits are attached hereto as EXHIBIT A and EXHIBIT B, respectively. From and after the effective date of the Supplemental Indenture, each outstanding Series A or Series B Note shall be deemed to include the terms set forth in EXHIBIT A and EXHIBIT B hereto, as the case may be.





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
         Section 2.4. GOVERNING LAW. This Supplemental Indenture and the rights, powers, trusts, duties and obligations of the parties hereunder shall be governed by the laws of the State of New York.

         Section 2.5. DEFINED TERMS. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.





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
         IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized as of the day and year first above written.

                                        CITICASTERS INC.


                                        BY:
                                           ---------------------------
                                           Title:


                                        SHAWMUT BANK CONNECTICUT,
                                          NATIONAL ASSOCIATION


                                        BY:
                                           ---------------------------
                                           Title:





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